Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 10, 2006 (except for Note 21, as to which the date is May 25, 2006), in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-132414) and related Prospectus of Golfsmith International Holdings, Inc. dated June 1, 2006.
/s/ Ernst & Young LLP
Austin, Texas
June 1, 2006